Exhibit 3.24

AMENDED AND RESTATED OPERATING AGREEMENT

OF

MID-AMERICA MIDSTREAM GAS SERVICES, L.L.C.

An Oklahoma Limited Liability Company

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of MID-AMERICA MIDSTREAM GAS SERVICES, L.L.C. (the “Company”) is adopted, executed and agreed to by the sole Member (as defined below) effective as of August 1, 2013.

RECITALS

A. The Company is currently governed by the Operating Agreement of the Company, dated as of August 3, 2009 (the “Existing Operating Agreement”) and executed by Chesapeake Midstream Operating, L.L.C. (“CMC”), as the owner of 100% of the issued and outstanding units in the Company and the sole member of the Company.

B. On December 20, 2012, CMO entered into an Assignment and Assumption Agreement with Chesapeake Midstream Development, L.L.C. (“CMP”) whereby CMO conveyed all of CMO’s units and membership interests in the Company to CMD.

C. On July 31, 2013, CMD entered into a Unit Assignment with SemGas, L.P. whereby CMD conveyed all of CMD’s units and membership interests in the Company to SemGas, L.P.

D. SemGas, L.P. desires to enter into this Agreement, which shall amend and restate in its entirety the Existing Operating Agreement, to establish its respective rights and obligations with respect to the Company.

The Member (as defined below) hereby adopts this Agreement as the operating agreement of the Company:

1. Formation. The Company has been formed as an Oklahoma limited liability company under and pursuant to the Oklahoma Limited Liability Company Act (as amended from time to time, the “Act”). The Articles of Organization (the “Articles”) were filed on August 3, 2009 with the Secretary of State of the State of Oklahoma. The Interest (as hereinafter defined) of the Member, and the rights and obligations of the Member with respect thereto, are subject to this Agreement and to the provisions of the Act. As used herein, the term “Interest” shall mean a membership interest in the Company as provided in this Agreement and under the Act and includes any and all rights and benefits to which the holder thereof may be provided under this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Mid-America Midstream Gas Services, L.L.C.”.

3. Term. The Company commenced its existence on the date of the filing of the Articles. The Company shall continue until terminated pursuant to Section 12.

4. Registered Office. The registered office of the Company required by the Act to be maintained in the State of Oklahoma shall be the office of the registered agent named in the Articles, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the registered agent named in the Articles, or such other person as the Member may designate in the manner provided by law.

5. Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

6. Sole Member. SemGas, L.P., an Oklahoma limited partnership, shall be the sole member of the Company (the “Member”).

7. Contributions. The Member shall hold all of the Interest. The Member is admitted as the sole member of the Company without making a contribution in exchange for the Interest. The Member may, but shall be under no obligation to, contribute amounts to the capital of the Company from time to time.

8. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

9. Management. The Member shall manage and control the business and affairs of the Company and shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by law. The Member may, from time to time, appoint one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Member may determine. Any Representative so designated shall have such title and authority and perform such duties as the Member may, from time to time, designate or as are normally associated with such office.

10. Indemnification.

(a)

To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, (i) the Member, any additional Members, any affiliates of such Members and any Representatives of the Company, (ii) any former Member or Representative and (iii) any member, partner, director, officer, fiduciary or trustee of any person or entity described in clauses (i) and (ii) (collectively, “Indemnitees”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in-which any Indemnitee may be involved,-or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10, the Indemnitee breached the Indemnitee’s duty of loyalty to the Company or the Member, derived an improper personal benefit, acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)	To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 10.

(c)	The indemnification provided by this Section 10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)	The Company may purchase and maintain (or reimburse the Member or its affiliates for the cost of) insurance, on behalf of the Member, its affiliates and such other persons or entities as the Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person or entity in connection with the Company’s activities or such person’s or entity’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

(e)	An Indemnitee shall not be denied indemnification in whole or in part under this Section 10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)	The provisions of this Section 10 are for the benefit of the Indemnitees and their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other person or entity.

(g)	No amendment, modification or repeal of this Section 10 any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

11. Limitation of Liability. The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) any other event or circumstance giving rise to the dissolution of the Company under Section 2037 of the Act, unless the Company’s existence is continued pursuant to the Act.

13. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

14. Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

15. Amendment. This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the day and year first above written.

SEMGAS, L.P.

By: SemOperating G.P., L.L.C., its general partner

By:	/s/ Candice L. Cheeseman
	Name:	Candice L. Cheeseman
	Title:	General Counsel and Secretary

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